Exhibit 99.1

Pacific Premier Bancorp
Second Quarter 2018 Conference Call
October 23, 2018 at 12:00 AM Eastern

CORPORATE PARTICIPANTS Steven Gardner - Chairman, President, and Chief Executive Officer Ronald Nicolas - Sr. Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day everyone, and welcome to the Pacific Premier Bancorp Q3 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your touchtone phone and to withdraw your question please press star (*) then two (2). Please note that today’s event is being recorded.

I would now like to turn the conference over to Steven Gardner, Chairman and CEO. Please go ahead.

Steven Gardner
Thank you, William. Good morning everyone. I appreciate you joining us today. As you’re all aware, earlier this morning we released our earnings report for the third quarter of 2018. I’m going to walk through some of the notable items, Ron Nicolas is going to review a few of the financial details, and then we’ll open up the call to questions. I will also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I’d encourage all of you to take a look and read through those.

We had a very productive quarter, most notably by expanding our presence in the Los Angeles market and simultaneously surpassing the $10 billion asset threshold with the closing of the Grandpoint acquisition on July 1. During the quarter we made good progress in integrating the Grandpoint team and preparing for the system conversion, which was successfully completed over this past weekend. The Grandpoint team is comprised of a group of knowledgeable and highly experienced commercial bankers that have deep and meaningful relationships with their clients. They are supported by a talented group of managers and operations personnel. Both organizations are learning from each other and identifying opportunities that enhance our collective approach to business development and client service. Without a doubt, the addition of Grandpoint has made us a stronger organization than we were at the beginning of the year. We have also been impressed with the feedback we are receiving from Grandpoint’s customer base. Collectively, it’s a strong group of commercial clients with growing businesses, and we believe we will have opportunities to expand our relationships with these clients in the future as we offer them a broader set of products and services.

Turning to our financial results, during the third quarter we generated earnings of $0.46 per diluted share, which included $14 million of merger-related expense. Excluding the merger-related expense, we generated $0.62 per share on an operating basis, which translates to a 1.37% return on average assets and a 17.1%

return on average tangible common equity. During the quarter, we had a higher level of loan production than in the second quarter as we generated $605 million in new loan commitments, which was up 14% from the prior quarter. As is typically the case, our loan production was well balanced and diversified across our various business lines. We originated $133 million in new C&I commitments, $98 million of non-owner-occupied CRE loans, $71 million in multifamily loans, $60 million in franchise loans, and $50 million in construction loans. We also produced $38 million in SBA loans, which is down from our recent production levels. We are seeing the impact of higher interest rates on the demand for SBA loans and an increase in prepayment rates, which is leading to reduced premiums. We believe that it’s likely that our SBA loan production and gains on sale will remain in the range we saw in the third quarter for the foreseeable future.

Going forward, we would expect our overall mix of loan production to be more heavily weighted towards the portfolios that generate the most attractive risk-adjusted yields, namely the C&I, owner-occupied commercial real estate, and franchise loans. Credit quality in the third quarter remained strong, reflective of our focus on global cash flow underwriting, proactive portfolio management, and aggressive loss mitigation strategies. Credit risk management is a fundamental underpinning of the institution that was implemented a number of years ago and continues to evolve. We regularly seek to improve on our approach and make refinements to stay ahead of our growth rates.

With our focus on protecting our net interest margin, the volume of loan production will be closely tied to our ability to generate quality, low-cost deposits. In that regard, we did a better job of controlling our deposit costs in the third quarter. Our cost of deposits was 54 basis points, up 4 basis points from the second quarter. This resulted in a lower deposit beta than we saw in the prior quarter. We are continuously looking to improve our deposit mix and in the third quarter, we ran off higher cost, high beta institutional money market deposits that we added through the Grandpoint and Plaza acquisitions. We have a good deposit pipeline, particularly in our specialty deposit areas. It will take time to get those accounts closed and the balances transferred over, but over the next few quarters, we are confident that we can replace the higher cost, non-core funding we ran off with lower cost core deposits.

It’s important to note that we have always operated with a philosophy that our franchise value is created through the generation of new client relationships with a primary emphasis being on deposit gathering. The culture and infrastructure we have built to support our deposit gathering has become even more important in the current environment. We’ve consistently invested in technology and people to ensure that our treasury management platform has the capabilities that enable us to attract new, larger commercial relationships. Over the years, we have also invested in customizing our Salesforce platform to better manage business development and client relationships. This software tool has been an important component of the highly effective sales process that we have ingrained in the Company. Through our HOA business, we have gained valuable experience in understanding the unique needs of deposit-rich verticals. We believe the technology we have developed in and utilized for the HOA business will help us to effectively target other attractive niche industries with our specialty deposits group. And finally, our incentive compensation has always put a premium on rewarding our bankers for bringing in non-interest-bearing deposits. We believe this consistent focus on core deposit generation positions us well to effectively manage through the heightened competition we are seeing for lower cost deposits.

Looking ahead, we are excited about entering the next phase in the growth of the Pacific Premier franchise, which we expect to look somewhat different than the growth profile we had as a smaller bank. Over the past two years, we have made significant investments in our infrastructure to support a larger organization. Now that we are through much of that investment phase and we are operating a nearly $12 billion financial institution, we have started to transition the Company. Given our highly productive sales process, we expect to add new clients and generate growth in loans and deposits that compares favorably to our peer group while maintaining our disciplined focus on pricing, enterprise risk management, and strong underwriting.

But with our larger scale, it’s likely that our organic balance sheet growth will be lower than our historical rates. Going forward, we expect future earnings growth to be generated through a combination of solid organic balance sheet growth, realizing further operating leverage from our larger scale, and continuing to make accretive acquisitions. We will leverage the expertise we have developed in integrating other banking organizations that enables us to maximize the synergies and the value that accrues to our shareholders from our transactions. We believe that this formula will drive profitable growth while enabling us to remain a high-performing institution. We also believe that it’s an appropriate time for the Company to evaluate capital allocation given our consistently strong earnings capabilities. Our Board regularly considers options for capital allocation, including potentially returning capital to shareholders. Through the combination of continued profitable earnings growth, a dynamic business model that produces a superior level of risk-adjusted returns, we believe that we will be well positioned to create significant value for our shareholders in the future.

With that, I’m going to turn the call over to Ron to provide a little more detail on our third quarter results. Ron?

Ron Nicolas
Thanks Steve and good morning everyone. As in the past, I will be reviewing some of the more significant items in the quarter, focusing primarily on the linked quarter comparison. With respect to our overall third quarter results as highlighted in our earnings release, we reported net income of $28.4 million for the quarter and earned $0.46 per diluted share compared with net income of $27.3 million and $0.58 per diluted share in the second quarter of 2018. Major items impacting the quarter’s results include the closing of Grandpoint, which added $2.4 billion in loans and $2.5 billion in deposits. In addition with the closing of Grandpoint, we recorded fair value marks during the quarter, the most significant of which were the fair value loan discount of $52 million or 2.15% of loans, and a $72 million or a 3.34% on $2.2 billion of non-maturity deposits. Both of these fair value marks increased from initial estimates driven by higher interest rates since the announcement of the acquisition. As a result, we recorded $312 million of goodwill. We also recorded merger-related expense of $14 million, which represents the remaining costs in connection with the closing of the transaction. We do not anticipate any additional material merger-related expenses.

Total revenue increased by $31 million to $120.3 million for the quarter compared with $89.3 million in the prior quarter. Total operating expense, excluding merger-related costs, came in at $68.1 million compared with $49.1 million in the prior quarter and included an increase of $2.7 million for CDI amortization expense. Lastly, our taxes for the quarter included a one-time benefit of $2.3 million related to the finalizing of our 2017 tax filings.

Taking a closer look at the income statement, our net interest income of $112.7 million increased $31.6 million from the prior quarter, with Grandpoint adding approximately $27 million. Our net interest margin decreased to 4.38% from 4.41% in the prior quarter, with accretion income accounting for $4.1 million or 16 basis points for the quarter compared with $1.9 million or 10 basis points in the prior quarter. Additionally, the impact of favorable loan repricing as a result of the Fed’s June rate hike along with a larger, higher-yielding securities portfolio also contributed to the net interest income increase. Our core net interest margin narrowed to 4.19% compared to 4.29% in the prior quarter as the impact of lower Grandpoint loan yields decreased our NIM by approximately 9 basis points, as anticipated. Our overall cost of deposits increased 4 basis points to 54 basis points as interest-bearing deposit costs increased on average 9 basis points but benefited from an increased level of noninterest-bearing deposits. With the addition of Grandpoint, we expect our core net interest margin to remain in the range of 4.15% to 4.25%.

The Company recorded a provision for credit losses of $2.0 million in the quarter, which included $300,000 of a loss reserve for unfunded commitments compared to $1.8 million and $400,000 for unfunded commitments in the prior quarter. Higher loan growth, partially offset by a lower overall loss rate, and a favorable loan funding mix contributed to the small increase in loan loss provision when compared to the prior quarter.

Noninterest income of $7.5 million was down from the prior quarter largely as a result of lower sale gains and a net write-down of CRA equity investments of $600,000. Loan sale gains were $2 million compared with $3.8 million in the prior quarter. SBA loan sale gain rates were down over 2% from the prior quarter due to faster prepayment speeds. The prior quarter also included a $20 million CRE loan sale for a $900,000 gain that was not repeated in the third quarter. With the lower SBA gain on sale revenue, we expect our noninterest income to be in the range of $6.5 million to $7.5 million in the fourth quarter.

Our noninterest expense, excluding merger-related and CDI amortization expense, came in at $63.4 million compared with $47.1 million in the prior quarter. The inclusion of Grandpoint’s operating expense accounted for approximately $14 million of the $16 million increase. As a result, we have achieved approximately 60% of our cost savings estimate, with the remaining to be captured by the end of the year. Excluding Grandpoint, the Company had approximately $2 million in higher operating expense than the prior quarter, with the larger loan portfolio driving higher credit-related legal fees as well as higher other professional costs. Staffing for the second quarter finished at 1140 employees compared with 896 as of June 30th. We anticipate our fourth quarter expense run rate to be in the range of $63 [million] to $65 million, excluding CDI amortization expense and any remaining merger-related costs. As noted earlier, the Company realized a one-time tax benefit related to its 2017 tax filings. As a result of a number of tax deduction true-ups with the actual filings and the 14% federal tax rate differential between 2017 and 2018, the Company recorded a $2.3 million benefit. This resulted in our effective tax rate for the quarter of 21.5% compared with 27.2% in the prior quarter. We expect our effective tax rate to be approximately 28% for the fourth quarter.

Turning now to the balance sheet. Total loans finished at $8.8 billion compared with $6.3 billion at the end of the second quarter. In addition to Grandpoint and the $605 million in new loan commitments, also contributing to loan growth was a $62 million multifamily loan purchase that closed early in the third quarter. Loan growth also benefited from slower prepayments, which fell to 14.5% annually for the quarter compared with 17% in the prior two quarters. Our new loan origination and commitment yields were 5.21% for the quarter compared with 5.35% in the prior quarter and reflected a higher percentage of CRE originations, which entirely accounted for the yield decrease. At quarter end, the Company had approximately $53 million of loans designated as held for sale, which included approximately $42 million in non-SBA loans acquired in the Grandpoint acquisition.

Our investment portfolio finished the quarter at $1.1 billion compared with $907 million at the end of the second quarter. Of the $377 million sold during the quarter, $362 million were attributable to securities acquired from Grandpoint. The 20 basis-point increase in our securities portfolio yield resulted primarily related to new, higher-yielding investments, including MBS, corporates, and treasuries and included increased dividends from our higher FRB and FHLB equity investments. Total deposits finished the quarter at $8.5 billion with non-maturity deposits of $7.2 billion or 85% of total deposits. Notably, non-interest-bearing deposits increased to 40% of total deposits. At quarter-end, our loan-to-deposit ratio was 103%, up from the prior quarter of 99.5%.

Our total shareholders’ equity ended the quarter at $1.9 billion, and our tangible book value per share at September 30th decreased to $16.06 compared with $16.21, a 1% decrease on a linked quarter basis as a result of the Grandpoint acquisition and an 11.9% increase compared to September 30, 2017. Our tangible common equity ratio decreased to 9.47% compared to 9.91% in the prior quarter, again reflecting the impact of the Grandpoint acquisition. We currently have outstanding 62.5 million common shares.

Lastly, asset quality. We continue to realize strong asset quality results. While the addition of Grandpoint increased some of the asset quality numbers in aggregate, our ratios continue to remain at low levels. Our allowance for loan loss ended the quarter at $33.3 million, an increase of $1.6 million from the prior quarter. Net charge-offs were $87,000 for the quarter compared with $108,000 in the prior quarter and a net recovery of $39,000 in the third quarter of 2017. Our allowance to loans coverage ratio ended the quarter at 0.38% of total loans held for investment compared with 0.51% in the prior quarter. We currently have approximately 53% of our loan portfolio under fair value accounting with a total discount of approximately $72 million. This puts our combined loss coverage ratio at 1.20%.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
And we will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). And at this time we will pause for a moment to assemble our roster.

Our first questioner today will be Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks, guys. Good morning.

Steven Gardner
Hi, Gary.

Ron Nicolas
Good morning, Gary.

Gary Tenner
Hey. I just wanted to talk a little bit about the loan portfolio and mix going forward. You alluded to it a little bit in your comments, but over the last year with the two transactions you’ve done, some segments of the portfolio have remixed a bit. Franchise down from 13% to 8% and you got multifamily up to 18%. Those are two that jump out at me. I wonder if you could comment on your outlook for those, how you feel about the relative opportunities in franchise, which it sounds more positive for you, and then if multifamily gives you some opportunity to maybe remix that via some sales and maybe open some capacity for other loans on your balance sheet?

Steven Gardner
Sure. I think that multifamily, Gary, similar to non-owner occupied or investor-owned CRE, we utilize both of those asset classes to keep the balance sheet around the 100% loan to deposit ratio and fully loaned up as we’re very comfortable with that asset class our ability to either speed up or slow down the originations there as well as to either buy or sell portfolios at various times. Generally speaking, both of those asset classes are the lowest yielding that we have.

We, certainly, we've steadily grown the origination and our capabilities in the franchise lending, and we see that continuing in the future. We could increase our level of production there in the franchise loans, but we’re not willing to accept materially lower yields, which is what we would have to do to increase those volumes. We're in that line of business because of the level of yields that we can generate. The marketplace itself is somewhat fragmented owing to the more complex underwriting that goes on with franchisees that have a number of stores and as such, not every community bank in the country offers that product type. We’ll continue to grow it measurably. As you're well aware and others are, over the years we’ve bought or sold loan portfolios for a number of different reasons, and we’ll continue to avail ourselves of that strategy going forward.

Gary Tenner
Thanks for that. Then just relative to your comments on the specialty deposit opportunities, could you maybe go into a little more detail on any specific areas that you’re targeting there?

Steven Gardner
There’s a number of areas. As we mentioned, we have an individual who was running this group. It involved just a couple of individuals at Grandpoint who joined our team. We have worked with that individual, Scott Armstrong, to build out the specialty deposits production team as well as the support and operations group and they target a number of verticals from title escrow, third-party escrow firms, and the like, and we continue to see their pipelines steadily build. The case is, as with any high-quality low-cost core deposit clients, it takes time to move them over and then to fully fund those accounts, but it's also what makes them so valuable. They’re very sticky.

Gary Tenner
Great. Did Grandpoint have the full technology suite that they need for that or is there an incremental investment to grow it out on your platform?

Steven Gardner
They did not have the full complement of products and services, but we did or we do, and in particular from the HOA side of the business in the technology that we’ve developed there and the enhancements that we’ve made and the people and process in our treasury management side, we’re pretty comfortable with where we sit today. We did bring on a number of folks to support that group during the second quarter and continued here into the third quarter as well.

Gary Tenner
Very good. Thank you.

Operator
The next questioner today will be Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi. Good morning, everyone.

Steven Gardner
Morning, Jackie.

Ron Nicolas
Hi Jackie.

Jackie Bohlen
I just wanted a point of clarification. The $63 [million] to $65 million range on expenses was unchanged, but it now has a qualifier on it that it excludes CDI cost. Was that originally excluded in the range that was provided before or is that a new qualifier?

Ron Nicolas
Jackie, this is Ron. That is a new qualifier. We saw that the spike up in our CDI amortization as a result of the final marks, and so we’re just setting that aside and talking about the core operating expense and excluding CDI.

Jackie Bohlen
Okay. Thank you. All apples-to-apples expense, the expense guidance is a little bit higher, but the main driver of that is the higher CDI based on the marks?

Ron Nicolas
That is correct.

Jackie Bohlen
Okay. That’s helpful. Thank you. In terms of the 60% realization that you’ve had on cost savings so far, what was the timing of that through the quarter?

Steven Gardner
That was mid part of the quarter, roughly, and then throughout as we transitioned some of the folks out. It also in part as we move into the fourth quarter here, as I mentioned, we had the, we completed the system conversion this past weekend. With that, we will have individuals that stay around here to handle what is typically an increased call volume for a couple of weeks after the conversion, and then they’ll begin to transition out as well.

Jackie Bohlen
Okay. Probably starting off say, I don't know, December fairly clean?

Steven Gardner
That would, that seems pretty reasonable.

Jackie Bohlen
Okay. Thank you. Then just one last one then I’ll step back. I wondered if you could provide some additional color, you mentioned that it was an appropriate time to evaluate capital allocation. Just your updated thoughts on how you’re thinking about buyback, particularly given stock movements of late, and then also how you think about the potential for initiating a dividend?

Steven Gardner
Sure. We think about it and we talk about it at the Board that given the strong capital levels that we have today, our asset quality, and our overall outlook coupled with generating profitability and earnings in the neighborhood of 17% plus on tangible common equity that we’re simply not going to be able to grow organically at those levels. I think that we evaluate what we believe will be the best return on our investment as well as the return potentially of capital to shareholders either through a dividend or stock buybacks.

Jackie Bohlen
Okay, so potential future announcements TBD based on those discussions?

Steven Gardner
That's correct.

Jackie Bohlen
Okay. Thank you.

Operator
The next questioner today will be Matthew Clark with Piper Jaffray. Please go ahead.

Matthew Clark
Hey, good morning.

Steven Gardner
Hey, Matt.

Matthew Clark
You speak to the efficiency ratio and the related outlook getting the rest of these cost saves out of Grandpoint. It sounds like you see that there is some operating leverage in the platform as we look out. How do you feel about that efficiency ratio maybe coming into '19 and maybe longer term? Has that changed at all relative to your commentary in prior quarters?

Steven Gardner
We don’t think so. We expect to get sub-50% efficiency ratio and by the second half of 2019, and then to continue to improve it from there.

Matthew Clark
Great. Okay. Then just on the growth outlook. I think on an organic basis this quarter was about 5% annualized. Obviously, a lot of large numbers too makes it more difficult for you to put the growth rates you have in the past, but is high single digits still the way you look at the business on average, or is that maybe little too high?

Steven Gardner
The way we think about it is if there's a number of factors that impact one's ability to grow. Certainly the economy, the interest rate environment that we're operating in and thus the increased competition for low-cost core deposits, and as I said in my prepared remarks, our ability to generate good core low-cost deposits has been and always will be a regulator on our growth. I think we think about the economy as being one of the longest expansions on record being relatively tepid up until the last few quarters here, and I think that is certainly a factor that we consider as we look to grow the Bank, but ultimately we’re focused on good quality, profitable growth. Where that comes in, low, high single-digits is hard to say. I think our business model and our focus on business development and strengthening relationships with existing clients will generally allow us to put up growth rates that are favorable to our peers.

Matthew Clark
Okay. Then on the tax rate, we got the guide for the fourth quarter, that might be a little bit of a catch up, though. Is it still 26 to 27 as we look out to 2019? Is that still the right range, or is it now 27 to 28?

Ron Nicolas
No, I think, Matt, relative to 2019, that 26% to 27% overall is still a good number, a good range to use. The fourth quarter will be a little bit higher, of course, and then if you’ll recall, our first quarter is always a little bit lower predominantly because of the stock comp and that. As a result, we’ll still hit that full-year average somewhere in that 26% to 27% notwithstanding any one-time items such as we realized this quarter.

Matthew Clark
Okay, great. Then maybe just one more on the, Steve, just any updated thoughts on the M&A landscape and what you’re seeing and what you might consider in terms of geography or size or type?

Steven Gardner
Sure. I think we’ve seen activity, at least from maybe a seller standpoint, pick up here a little bit and there are differing levels of quality institutions coming to the market. Some high quality, some others that we just would have no interest in. We are still very open and interested in acquisitions that can be accretive and add to our franchise value. Certainly, with the decline in financials overall and our stock price in particular, the reality is we simply can’t pay what we could have maybe three months, six months ago, all things being equal, but that won’t stop us from continuing to pursue, in a disciplined fashion, acquisitions that will add value.

As we talk to potential sellers about the opportunity of partnering with us, it has little to do with the next-day announcement. It has everything to do with creating additional long-term shareholder value in a combined organization. We think with our process, our ability to integrate these institutions, convert them, and ultimately realize the value for both sets of shareholders is a compelling argument regardless of the price we pay at any particular time in the cycle.

Matthew Clark
That’s great. Thank you.

Operator
Our next questioner today will be Tyler Stafford with Stephens Inc. Please go ahead.

Tyler Stafford
Hi. Good morning, guys.

Steve Gardner
Good morning.

Ron Nicolas
Good morning.

Tyler Stafford
How much CDI amortization would you expect in 2019?

Ron Nicolas
Ah, geez Tyler, I don’t have that number handy with me. We can certainly get back to you when--

Tyler Stafford
That’s fine. Just to be clear though, does the sub-50% efficiency ratio and run rate back half next year, does that include or exclude the CDI amortization?

Ron Nicolas
It excludes the CDI amortization.

Tyler Stafford
Got it. Okay. Then just a question about your asset sensitivity. With the deposit pressure that you guys are seeing, all banks are seeing, but what the benefit of future rate hikes, benefiting the asset side, is the best way to think about Pacific Premier's asset sensitivity as relatively neutral at this point on a go forward basis?

Steven Gardner
No, we’re still slightly asset sensitive. You’ve seen, we’ve seen yields in the loan portfolio, generally speaking, outpace the increases that we’ve seen on the deposit side absent obviously the loan yields that Grandpoint had that added to the balance sheet were lower and thus their net interest margin was lower and it of course impacted us here in the third quarter, but the overall asset sensitivity of the combined organization has not materially changed and thus we’re still relatively or slightly asset-sensitive.

Tyler Stafford
Okay. So as we think about the core margin exiting this year, we should still think as rate hikes come, you should still see some slight modest core margin expansion with each incremental hike.

Steven Gardner
Yeah, there again, it depends upon what you see, what we see in the deposit betas of course, run off, a number of factors, as you well know, impact that, but all things being equal, yes, we would hope to see a slight increase expansion in the margin.

Tyler Stafford
Okay, understood. That’s it for me. Thanks guys.

Steven Gardner
Thanks.

Ron Nicolas
Thank you.

Operator
As a reminder, it is star (*) then one (1) if you would like to ask a question today.

Our next questioner will be Andrew Liesch with Sandler O'Neill. Please go ahead.

Andrew Liesch
Hey, guys.

Steven Gardner
Good morning, Andrew.

Andrew Liesch
Good morning. Just one question for me just revolving around balancing composition, just intraquarter cash and equivalents around little over $300 million, is that the right level to be thinking about it maybe on a percentage of average earning assets basis or do you have any plans, like maybe remix that into securities or maybe even loans? Just curious how we should be looking at cash.

Ron Nicolas
Yes, Andrew. That will be the number that will come down because for the most part, the conversion just happened this past weekend. For the entire quarter, we effectively held two cash positions, one for each of the two separate banks. You can anticipate that number to come down, it's probably going to be in the $200 million range, maybe a low 200, somewhere in that range.

Steven Gardner
Equally, you'd expect to see the Federal Home Loan Bank advances come down as well.

Andrew Liesch
Okay, that was my next question. All right. Thanks so much. I’ll step back. You’ve covered everything else.

Steven Gardner
Very good.

Operator
The next questioner today will be Matthew Clark with Piper Jaffray. Please go ahead.

Matthew Clark
Hey, just a follow-up. Can you quantify where the loan pipeline stood at the end of the third quarter?

Steven Gardner
It's fairly robust, pretty consistent with where we were at the end of the second quarter.

Matthew Clark
Okay. Thank you.

Operator
Our next questioner today will be Don Worthington with Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning.

Steven Gardner
Good morning, Don.

Don Worthington
Just a question on other markets. Are you seeing opportunities, it’s still probably little early, but for growth in, say the Pacific Northwest or Arizona, from the Grandpoint acquisition?

Steven Gardner
We are, incrementally. We're putting in place some of our processes, we’re recruiting some relationship bankers to help strengthen our presence in those markets, but it's a little bit early in the process.

Don Worthington
Okay. All right. Fair enough. Thank you.

Operator
This will conclude our question-and-answer session. I would now like to turn the conference back over to Steven Gardner for any closing remarks.

CONCLUSION

Steven Gardner
Thank you, William. And thanks again all for joining us this morning. If you have any other questions, please feel free to give either Ron or myself a call and we would be happy to talk with you.

Operator
The conference has now concluded. Thank you for attending today’s presentation and you may now disconnect your lines.